Exhibit 99.1

The Ensign Group Announces the Retirement of CFO Alan J. Norman; Names Suzanne D. Snapper as New Chief Financial Officer

MISSION VIEJO, California – May 12, 2009 – The Ensign Group, Inc. (NASDAQ: ENSG), the parent company of the Ensign™ group of skilled nursing, rehabilitative care services and assisted living companies, today announced the appointment of Suzanne D. Snapper to succeed soon-to-be-retiring CFO Alan J. Norman.

Ms. Snapper has been serving as Vice President-Finance to Ensign Facility Services, Inc., the subsidiary that operates the company’s Service Center. Mr. Norman expects to transition the CFO role to Ms. Snapper over a period of approximately 90 days, to coincide with the anticipated filing of the company’s second quarter 2009 10-Q, with Ms. Snapper’s appointment to become fully effective at that time.

Anticipating a smooth transition, Mr. Norman endorsed Ms. Snapper as “an outstanding professional who already knows the company inside and out.” He added that Ms. Snapper was hired two years ago with an eye toward eventually becoming his successor, and has prepared well for the role.

Speaking of Mr. Norman’s many contributions to the company, Ensign CEO Christopher Christensen said, “Alan has been an integral part of Ensign’s story for over nine years, and we deeply appreciate his professionalism, his service and his friendship.” Most importantly, he added, “We are very grateful that Alan has brought in such an outstanding leader to carry on his legacy of excellence in the CFO role.”

As Vice President-Finance, Ms. Snapper played a key role in taking the company public in 2007. She also oversaw the implementation of Ensign’s internal controls over financial reporting. Prior to joining Ensign, she spent ten years as a senior manager at KPMG LLP, where her practice included providing audit services for public companies in the technology, transportation and quick serve restaurant industries. Ms. Snapper is a certified public accountant. She holds a B.A. in Accounting from California State University, Fullerton.

Mr. Norman confirmed that although he is looking forward to retirement, he is in no rush. “I have pledged to stay on in an advisory capacity, and to continue to contribute to Ensign following the transition, for as long as my services are needed,” he said.

About The Ensign Group, Inc.

The Ensign Group, Inc.’s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients at 70 facilities in California, Arizona, Texas, Washington, Utah, Idaho and Colorado. More information about Ensign is available at http://www.ensigngroup.net.

Contact Information

Robert East, Westwicke Partners LLC, (443) 213-0500, bob.east@westwickepartners.com, or Gregory Stapley, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net

SOURCE: The Ensign Group, Inc.